PROMISSORY NOTE

$300,000	Franklin, Tennessee
January 28, 2005

FOR VALUE RECEIVED, the undersigned, CENTERSTAGING MUSICAL PRODUCTIONS, INC., a California corporation, whose address is 3407 Winona Ave, Burbank, California 91504, (the “Borrower”), promises to pay to the order of CHARLES LICO, a natural person, having his principal place of business at __________________________________ (the “Lender”), the principal sum of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00), together with all interest accrued thereon under the terms hereof (the “Loan”).

The Borrower shall pay interest only on the principal amount outstanding under this Promissory Note monthly on the first business day of the month through December 1, 2005, at a floating rate equal to the Prime Rate, as such rate may change from time to time, plus four percent (4%). If at any time during the term hereof the Prime Rate increases or decreases, then the rate of interest on the outstanding principal balance hereunder shall be correspondingly increased or decreased, effective on the day on which any such increase or decrease of such Prime Rate is announced. As used herein, the term “Prime Rate” means that rate of interest announced from time to time in The Wall Street Journal as the “Prime Rate.”

The entire principal balance, together with all accrued and unpaid interest, if not sooner paid, shall be due and payable in full on December 31, 2005 (the “Maturity Date”). Each monthly installment paid hereunder is to be applied first to the payment of accrued and unpaid interest on the principal balance then outstanding and the balance to the reduction of the principal sum. Interest shall be computed on the basis of a 365-day year, actual days elapsed.

All payments under this Note shall be made to the Lender or its order, in lawful money of the United States of America, and delivered to the Lender at such place as the Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension. All amounts due under this Note shall be payable without defense, set off or counterclaim.

Each payment under this Note shall be applied in the following order: (i) to the payment of costs and expenses provided for under this Note; (ii) to the payment of accrued and unpaid interest; and (iii) to the payment of outstanding principal. The Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note.

This Note may be prepaid in whole or in part at any time.  Any prepayment shall be without penalty except that interest shall be paid to the date of payment on the principal amount prepaid.

No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by the Lender or any holder of this Note, and then only to the extent specifically set forth therein.

In the event of a default of any interest payment that is not cured within thirty (30) days of the original payment due date, the Lender, in its sole discretion, can demand that the Borrower to immediately pay the Lender the principal amount due (including any accrued and unpaid interest).

If any default occurs in any payment due under this Note, the Borrower, and their successors and assigns, promise to pay all costs and expenses, including attorneys’ fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder’s rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder’s acceptance of any past due installments or by any indulgence granted by the holder to the Borrower.
The Borrower and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon.

This Note shall inure to the benefit of the Lender, his heirs and assigns and shall bind the successors and assigns of the Borrower. Each reference herein to powers or rights of the Lender also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

This Note shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles thereof relating to conflicts of law; provided, that the Lender and each holder hereof reserves any and all rights it may have under federal law, including without limitation those relating to the charging of interest.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed the day and year first above written.

BORROWER: CENTERSTAGING MUSICAL PRODUCTIONS, INC. By: Its:

At the request of the Borrower, the Lender has executed below solely for the purpose of evidencing his agreement to the terms of this Note.

LENDER: CHARLES LICO